Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol Inc. Media or Investors:
Bill Pentak, (972) 361-1200 breakingnews@pandaethanol.com
Panda Ethanol’s Hereford, Texas Subsidiary Files Voluntary Chapter 11
DALLAS — January 23, 2009 — Panda Ethanol Inc. (PDAE.OB) today announced that its Hereford Biofuels subsidiary has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. The company intends to sell its major asset, the Hereford ethanol refinery, pursuant to a Section 363 sale process approved by the bankruptcy court. The bankruptcy filing does not include Panda Ethanol, the parent company of the Hereford subsidiary, and was precipitated by the refusal of one of the project’s leading banks to funds its loans, which the company believes is a breach of the bank’s financial commitment.
Although the ethanol refinery is in the late stages of construction, on December 31, Panda Ethanol was notified by Société Générale, the administrative agent for the Hereford subsidiary’s lending syndicate, that one of the major syndicate banks had informed Société Générale that it would not fund its share of further borrowing requests for the project. After repeated conversations with the syndicate and an unsuccessful attempt to secure debtor-in-possession financing, the Hereford subsidiary’s management concluded that the only prudent option available was to put the facility up for sale through a Section 363 sale process.
“Over the past many months, we have worked diligently to successfully overcome a number of challenges,” said Darol Lindloff, chief executive officer of Panda Ethanol, “including continued construction delays; the termination of the general contractor, Lurgi, for cause; and the assumption of responsibilities for managing the remaining construction at the site. We retired a $1.6 million loan, successfully negotiated the granting of waivers that would extend construction deadlines to February 28, and obtained $2.5 million in new working capital. We also restructured the funding arrangements for the Hereford subsidiary — during a very difficult time in the capital markets — that would allow us to make borrowings of up to $31.5 million to complete construction and bring this facility on line. More recently, we have been working to correct Lurgi design errors for certain pipes and valves at the refinery. But, when faced with insufficient funding to complete and operate the project, we were effectively presented with only one choice — to seek the protection of the courts and put the Hereford facility up for sale.”
The Hereford subsidiary is currently in negotiations with a potential buyer. Pursuant to Section 363 of the Bankruptcy Code, other companies will have an opportunity to submit bids for the facility under a court-supervised process. The company expects for a sale to close within 60 to 90 days.
In the interim, the Hereford subsidiary intends to seek approval from the bankruptcy court to draw upon and use existing cash collateral to fund ongoing operations.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Panda Ethanol’s actual results to differ materially from those discussed in any such forward-looking statement. These risks, factors, and conditions include, but are not limited to, the ability to negotiate acceptable definitive agreements governing any transaction described in this release and to thereafter successfully consummate such transaction, adhere to the restrictions and covenants imposed under and the receipt of anticipated rulings in the pending Chapter 11 proceeding, as well as the risks and uncertainties set forth in Panda Ethanol’s Quarterly Reports on Form 10-Q filed on November 14, 2008, August 19, 2008 and May 20, 2008 and our Annual Report on Form 10-K filed on April 15, 2008 and its annual and quarterly reports filed with the Securities and Exchange Commission. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###